Exhibit 10.7

MASTER SERVICES AGREEMENT

This Master Services Agreement is made by and between Switch Communications Group L.L.C., a Nevada limited liability company (“Switch”) and the customer indicated in the signature block below (“Customer”). This Master Services Agreement is effective as of the date of Switch’s signature below (the “Effective Date”).

1. Certain Definitions. Any capitalized words or phrases not defined in this MSA shall have the meaning ascribed to them in the applicable Service Order. The term “MSA” means a collective reference to this Master Services Agreement, the Service Orders issued hereunder and all Exhibits thereto and hereto including the Service Level Agreement attached hereto as Exhibit A (the “SLA”).

2. Services.

2.1. Definitions. The term “Services” means the colocation, power, Internet Protocol services (“IP Services”), Data Services, Digital Services and other services to be provided by Switch to Customer pursuant to an effective Service Order. The term “Customer Equipment” means any and all computer equipment, software, hardware or other materials placed by or for Customer in the colocation space described on the applicable Service Order (the “Colocation Space”), other than equipment owned or leased by Switch. “Carrier Services” means a collective reference to the IP Services and the Digital Services. “Digital Services” include frame relay. ATM (defined in Section 2.2), transport, metropolitan private line and long haul services. Customer acknowledges and agrees that some or all of the Services will actually be provided by one or more third party telecommunications carriers who are not under the control of Switch (each a “Carrier”).

2.2. Data Services. “Data Services” includes the following Services: (i) Dedicated Internet Service (i.e. local access and interexchange service): (ii) Interexchange Service, if any (both domestic and international); (iii) Metro Private Line services; (iv) Port Services, Committed Information Services and Network to Network Interface Services; (v) Permanent Virtual Circuit Services; and (vi) Metro Area Exchange Asynchronys Transfer Mode (“ATM”) Services.

2.3. Service Orders. From time to time, the parties may execute Service Orders which reference this MSA and upon execution by the parties, they are incorporated herein as though set forth in full.

2.4. Commencement of Services. The “Service Commencement Date” for Colocation Services shall be the earlier of: the date Switch declares the Colocation Space ready fix occupancy: or the date that Customer places any Customer Equipment in the Colocation Space. The Service Commencement Date for Carrier Services shall be the date on which the Carrier Services are made available to Customer by the applicable Carrier.

2.5. Cancellation/Disconnection of Service.

(i) Cancellation of Services. Prior to the Service Commencement Date. Customer may cancel all or a portion of such Service Order provided that Customer shall pay Switch any and all order cancellation charges assessed against Switch by any third party related to the Services cancelled by Customer.

(ii) Disconnection of Services. After the Service Commencement Date, Customer may cancel any of the Services provided in the Service Order if (i) Customer provides notice thereof to

Switch at least thirty (30) days in advance of the effective date of cancelation, and (ii) Customer pays all MRC through the effective date of cancelation, plus a cancellation charge (the “Cancellation Charge”) of one hundred percent (100%) of the M RC for the balance of the Service Commitment Period. The parties agree that Switch’s damages in the event of canceled/disconnected Services shall be difficult or impossible to ascertain. Therefore, the provisions provided for in this Section 2.5 are intended to establish reasonable and anticipated charges and expenses that will be incurred by Switch in the event of cancellation/disconnection of Services by Customer and are not intended as a penalty.

3. Fees and Billing.

3.1. Recurring Charges. Customer agrees to pay the Monthly Recurring Charges (“MRC”) indicated on the applicable Service Order and all other charges and fees indicated in this MSA. Switch reserves the right to change the MRC during any Renewal Term upon sixty (60) days advance notice.

3.2. Activation Charges. Activation Charges are due and payable upon execution of the Service Order by Switch. Switch will not have any obligation to perform under any Service Order unless and until Switch receives full payment of all Activation Charges.

3.3. Expedite Charges/Change Orders. In the event Customer requests expedited Services and/or changes to Service Orders and Switch agrees to such request, Customer shall pay the expedite charges and/or change order charges set forth in the modified Service Order.

3.4. Timing of Payment. All Services arc billed one month forward. On or about the fifteenth (15th) day of each month, Switch will invoice Customer for the Services to be provided in the next calendar month. In the event Customer reasonably disputes any tees set forth in an invoice, Customer must notify Switch in writing, setting forth the reasons for, and the amount of such dispute, no later than thirty (30) days following the date of the invoice. In such an event, Customer may withhold payment of only the amounts subject to the dispute and shall timely pay to Switch all undisputed amounts. Accounts are in default if payment of all amounts invoiced are not received within fifteen (15) days after the invoice date, and are subject to an interest charge on the outstanding balance equal to the lower of one and one-half percent (1.5%) per month or the maximum allowable rate under applicable law. All power charges may increase during the term of this MSA to absorb utility related charges as well as standard rate increases provided that such increases shall not exceed seven percent (7%) in any calendar year.

3.5. Manner of Payment. If Customer fails to make any payments provided for under this MSA, or if a petition brought by or against Customer under any state or federal insolvency law, Switch may modify the payment terms to secure Customer’s payment obligations before providing Services. Customer hereby grants Switch a security interest in all Customer Equipment located at the Colocation Space to secure Customer’s obligations hereunder. Upon Switch’s request, Customer shall execute any financing statements or other documents necessary or convenient to perfect Switch’s security interest.

3.6. Taxes. All payments required by this MSA are exclusive of applicable taxes, duties and similar charges. Customer will be liable for and will pay in full all such amounts (exclusive of income taxes payable by Switch), whether imposed on Switch or directly on Customer.

4. Customer Responsibilities.

4.1. Customer Equipment. Customer has sole responsibility for installation, testing and operation of the Customer Equipment (including services not provided by or through Switch). In no event will the untimely installation or non operation of Customer Equipment (including Off-Net Local Access when Customer is responsible therefore) relieve Customer of its obligation to pay for the Services.

4.2. Customer’s End Users. Customer is solely responsible for billing its end users and providing such end users with customer service. Customer shall promptly notify Switch in the event an end user notifies Customer of problems associated with the Services.

4.3. Customer Content. Customer acknowledges that Switch exercises no control over the content of the information passing through the Customer’s use of the Services and that it is Customer’s sole responsibility to ensure that the information Customer transmits and receives complies with all applicable laws and regulations.

4.4. Acceptable Use Guidelines. At all times, Customer shall comply with a11 applicable state, federal and international laws with respect to Customer’s operations in the Premises, the Colocation Space and the Services. If Customer fails to fully cooperate with any investigation by Switch or any governmental authority, or fails to immediately rectify any illegal use. Customer will be in material breach of this MSA. Customer’s use of the Colocation Space and the Services may only be for lawful purposes and is subject to Customer’s compliance with Switch’s and each Carrier’s Acceptable Use Policy (“AUP”), as such may be amended from time to time by Switch or the applicable Carrier. Switch’s AUP and updates thereto are available at Transmission of any material in violation of any law, regulation or an AUP is strictly prohibited. Any access made to other networks connected to Switch Network must comply with the rules appropriate to the other network and the AUP. Customer agrees to indemnify, defend and hold harmless Switch from any and all Claims arising from or relating to Customer’s operations which utilize the Services and pay all related Costs.

5. Term and Termination.

5.1. Term. This MSA is effective as of the Effective Date and shall remain in effect until the last to expire Service Order unless terminated earlier as set forth herein. The Service Commitment Period of each Service Order starts on the Service Commencement Date. Each Service Order shall remain in effect for the Service Commitment Period as stated in the applicable Service Order, unless earlier terminated as provided herein. After conclusion of the Service Commitment Period, each Service Order shall automatically renew on a month-to-month basis (each a “Renewal Term”) unless a new Service Commitment Period is established.

5.2. Conditions of Breach. A party is in breach of this MSA if such party violates any of its obligations under this MSA and such failure is not cured within five (5) days after notice by the other party. Nothing in this Section 5.2 shall supersede any provision granting Switch the right to immediately terminate or suspend Services under certain circumstances, including Sections 5.3 and 5.4.

5.3. Remedies for Breach. If Customer is in breach of this MSA as described in Section 5.2, Switch may (i) discontinue providing any or all of the Services: (ii) disconnect Customer from Internet, power and telecommunications services; or (iii) remove the Customer Equipment from Colocation Space and place the Customer Equipment in storage at Customer’s expense and/or foreclosure on Switch’s security rights and sell the Customer Equipment to satisfy the MRC due. Customer agrees to pay Switch’s expenses incurred in its collection efforts including any attorney’s fees. If Customer breaches this MSA, Customer will be deemed to have canceled this MSA as of the date set forth in the notice of breach and Switch reserves all of its rights thereafter in law and in equity, including the ability to collect the Cancellation Charge. Customer’s sole and exclusive remedy for any unavailability or failure of the Switch Network is outlined in the SLA.

5.4. Service Interruption. Switch may restrict or suspend Customer’s rights under this MSA, including the Services at any time and without liability to Customer to the extent Switch deems such action necessary (i) to protect the Switch Network; (ii) to remedy violations of the AUP; or (iii) because Switch’s rights to use the Premises terminates or expires for any reason. Switch will use reasonable efforts to notify Customer prior to any such restriction or suspension. Switch will notify Customer promptly if and when such restriction or suspension is no longer necessary. Suspension of Services as provided above or pursuant to Section 3.4 shall not be deemed a violation or contributing towards a violation of the service levels provided in the SLA. Customer understands that Switch does not own or control any services provided by the Carriers and agrees that Switch is not responsible or liable for performance (or non-performance) of such Carriers except to pass through any Carrier service credits provided pursuant to an SLA.

5.5. Effect of Termination. Upon the effective date of expiration or termination of this MSA: (i) Switch may immediately cease providing Services hereunder: (ii) any and all payment obligations of Customer under this MSA will become due and payable immediately; and (iii) within thirty (30) days after such expiration or termination, each party shall return all Confidential Information of the other party in its possession at the time of expiration or termination and shall not make or retain any copies of such Confidential Information except as required to comply with any applicable legal or accounting record keeping requirement.

6. Colocation.

6.1. Installation. Switch grants Customer a limited, revocable license to install and operate the Customer Equipment within the Colocation Space. The Colocation Space is provided on an “AS-IS” basis and Customer may use the Colocation Space only for the purposes of maintaining and operating the Customer Equipment as necessary to support local access communications facilities and links to third parties. Customer may install Customer Equipment in the Colocation Space only after obtaining the appropriate authorization from Switch to access the Premises. Customer will be solely responsible fix the immediate removal from the Premises of all packaging materials (especially flammable materials) associated with the Customer Equipment and will otherwise maintain the Colocation Space in a clean, safe and orderly fashion. Customer must adhere to industry standards for cable management. Cables must be properly installed and either enclosed in cable management trays or in clean bundles for proper presentation and identification.

6.2. Location and Configuration. Customer acknowledges that the Colocation Space is located within a t-scif™ as described on Exhibit B and agrees to abide by the engineering standards inherent in such a structure. The Equipment within the Colocation Space shall be configured as described on Exhibit C and any modification to this configuration requires the prior written consent of Switch.

6.3. Access. Customer will have access to the Colocation Space 24-hours a day, seven (7) days per week in accordance with the Switch Security and Access Policies. Customer is responsible for any and all actions of Customer’s representatives, agents and persons escorted by or on behalf of Customer (collectively, ‘“Customer Representatives”). No unescorted persons may enter the Colocation Space under any circumstances. Switch may suspend access by any Customer Representative or other person to the Premises including the Colocation Space. Customer shall receive two access badges at no cost. Each additional badge is $100 – this is a one time fee.

6.4. Removal of Customer Equipment. Customer will provide Switch with notice at least two (2) days before Customer desires to remove a signi1icant piece of Customer Equipment from the Colocation Space so logistics may be arranged within the Premises. Before authorizing the removal of any significant Customer Equipment, Switch’s accounting department will verify that Customer has no payments due to Switch and authorize the removal.

6.5. Vacating the Colocation Space. In the event Customer continues to occupy the Colocation Space after the termination of this MSA or the applicable Service Order. Customer agrees to be subject to all the terms and provisions of this MSA during such occupancy period and to pay for such space an amount equal to twice the M RC and other monetary obligations due for the period immediately preceding termination or expiration of this MSA. No occupancy by Customer of the Colocation Space or payments of money by Customer after termination shall be construed to prevent Switch’s immediate recovery of the Colocation Space by summary proceedings or otherwise. Customer shall indemnify, defend and hold harmless Switch from and against any and all claims, actions, proceedings or demands (each a “Claim”) arising from or related to Customer’s failure to timely vacate the Colocation Space and pay all related Costs.

6.6. Smarthands/Managed Services. At Customer’s request Switch may assist Customer in performing light duties or correcting minor problems such as circuit problems and/or outages with respect to the Customer’s Equipment. Customer agrees to pay Switch a fee of $150.00 per hour.

6.7. Relocation of Customer Equipment. Switch shall not arbitrarily require Customer to relocate the Customer Equipment. However, upon prior notice of at least thirty (30) days, or in the event of any emergency, Switch may require Customer to relocate the Customer Equipment; provided that the relocation site shall afford comparable environmental conditions for and accessibility to the Customer Equipment. If the relocation is required for reasons other than to accommodate Customer’s requests regarding the Services or the physical requirements of the Premises, then the reasonable direct costs of the relocation shall be borne by Switch. The Premises were designed to meet Uptime Institute’s Tier 4 standards for power throughputs. If Customer requires power in excess of these thresholds, then Customer shall comply with Switch’s request to move Customer to Switch’s higher density power data center at no cost to Switch.

6.8. Security Compliance. Customer and its Customer Representatives shall comply with all Security and Access Policies.

6.9. Cross-Connections/Telecommunications. Customer shall order all cross-connections from Switch. MRC for such crossconnections are based upon Switch’s then published Cross-Connection Fee Schedule and are subject to Switch’s processes and procedures. All installation of cross-connections shall be done by Switch. Should Customer desire to receive telecommunications service at the Colocation Space, Switch will provide Customer with a list of approved third party Carriers. Customer will be solely responsible for all payments due to the Carriers unless provided as part of the Services. Customer will notify the Carrier and Switch when Customer desires to terminate or modify any cross connections. Customer understands that Switch does not own or control any services provided by the Carriers and agrees that Switch is not responsible or liable for performance (or non-performance) of such Carriers.

7. Resale. Customer may resell the Services only after receiving Switch’s express prior written approval. Should Customer resell all or any portion of the Services to any third party, Customer assumes all liabilities arising out of or related to use of and payment for the Services by such third party. Customer agrees to enter into written agreements with any and all parties to which Customer resells all or any portion of the Services with terms and conditions at least as restrictive and as protective of Switch’s rights as the terms and conditions of this MSA, provided that such third party shall not have the rights granted to Customer under this Section 7. Resale by Customer of any or all of the Services shall not relieve or in any way diminish Customer’s liability and obligations hereunder.

8. Insurance. Customer agrees to keep in full force and effect at all times during the term of this MSA: (i) business loss and interruption insurance in an amount not less than that necessary to compensate Customer and Customer’s customers for failure of the Services; (ii) comprehensive general liability insurance of not less than $1,000.000 per occurrence; (iii) employer’s liability insurance of not less than $1,000.000 per occurrence; and (iv) “all risk” personal property insurance in an amount at least equal to the full replacement value of the Customer Equipment. Customer acknowledges that it retains the risk of loss for, loss of (including, without limitation, loss of use), or damage to, Customer Equipment and other personal property located in the Premises, Customer further acknowledges that Switch’s insurance policies do not provide coverage for Customer’s personal property. Customer also agrees to maintain worker’s compensation insurance at or greater than the minimum levels required by applicable law. Customer agrees that Customer shall not and shall cause the Customer Representatives to not pursue any Claims against Switch for any liability Switch may have under or relating to this MSA unless and until Customer or the Customer Representative, as applicable, first files a claim against Customer’s insurance policy and the applicable insurance provider(s) finally resolve such Claims. Customer shall name Switch as an additional insured on all general liability insurance policies, such policies may not be cancelled without thirty (30) days prior notice to Switch and Customer shall provide policy endorsements upon request. Customer shall ensure that each policy required hereunder contains a waiver of subrogation provision for the benefit of Switch.

9. Limitations of Liability.

9.1. Personal Injury. Each Customer Representative and any other person visiting the Premises docs so at his or her own risk and Switch shall not be liable for any ham1 to such persons.

9.2. Damage to Customer’s Business. IN NO EVENT SHALL SWITCH BE LIABLE TO CUSTOMER, ANY CUSTOMER REPRESENTATIVE, ANY THIRD PARTY OR OTHERWISE FOR ANY INCIDENTAL SPECIAL PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUE, LOST PROFITS, DAMAGE TO CUSTOMER EQUIPMENT, LOSS OF TECHNOLOGY, LOSS OF DATA, NON-DELIVERIES, OR IN ANY WAY RELATED TO THE SERVICES OR ANY ASPECT OF CUSTOMER’S BUSINESS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

9.3. Aggregate Liability. IN NO EVENT WILL SWITCH’S AGGREGATE LIABILITY ARISING FROM OR RELATED TO THIS AGREEMENT WHETHER IN TORT (INCLUDING NEGLIGENCE), CONTRACT, OR OTHERWISE EXCEED THE AMOUNT PAID BY CUSTOMER FOR THE SERVICES WHICH ARE THE SUBJECT OF THE DISPUTE IN THE SIX (6) MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH THE SUBJECT CLAIM AROSE.

10. Indemnification. Customer agrees and covenants to defend, indemnify and hold harmless Switch, its directors, officers, managers, members, employees, agents, affiliates and customers (collectively with Switch, the “Covered Entities”) from and against any and all costs, expenses, damages, losses and/or liabilities (including attorney fees) (collectively, “Costs”) arising from or related to Claims made by or against any of the Covered Entities alleging: (i) infringement or misappropriation of any intellectual property rights; (ii) damage caused by or related to Customer’s operations, including any violation of Switch’s or any Carrier’s AUP (including the Anti-Spam Policy); (iii) any damage or destruction to the Colocation Space, the Premises. Switch equipment or to any other Switch customer which damage is caused by or otherwise results from acts or omissions by Customer or any Customer Representatives; (iv) any property damage or personal injury to any Customer Representatives arising out of such individual’s activities at the Premises or related to the Services; (v) any other damage arising from or related to the Customer Equipment or Customer’s business: or (vi) any warranties provided by or through Customer to any third parties with respect to the Services (collectively, the “Covered Claims”). In the event of any Covered Claim, the Covered Entity may select its own counsel to participate in the defense of such claim. Customer will not settle a Covered Claim in a manner that imposes liability or obligation upon n Covered Entity.

11. Hazardous Materials. “Hazardous Materials” means any substance referred to, or defined in any law, as a hazardous material or hazardous substance (or other similar term). Customer will not cause or permit any Hazardous Materials to be brought upon, kept, stored, discharged, released or used in, under or about any portion of the Premises. Customer will cause all Hazardous Materials brought to the Premises by or on behalf of Customer to be removed from the Premises in compliance with all applicable laws. If Customer or its agents performs any act or omission which contaminates or expands the scope of contamination of the Premises then Customer will promptly, at Customer’s expense, take all investigatory and remedial actions necessary to fully remove and dispose of such Hazardous Materials and any contamination so caused in compliance with all applicable laws. Customer will also repair all damage to the Premises caused by such contamination and remediation.

12. Estoppel Certificate. Within ten (10) days after request from Switch, Customer will execute and deliver to Switch a written estoppel certificate in the form prepared by Switch certifying: (i) that this MSA is unmodified and in full force and effect (or, if modified, specifying modification(s)); (ii) the commencement date and expiration of the term of Service Commitment Period; (iii) the absence or status of any rights of Customer to alter the term or to license additional space; (iv) the date to which MRC and any other charges are paid in advance, if any; (v) that there are not, to Customer’s knowledge, any uncured defaults on the part of Switch, or stating the nature of any uncured defaults: and (vi) any other information requested by Switch.

13. Miscellaneous Provisions.

13.1. Force Majeure. Except for the obligation to pay money, neither party will be liable for any failure or delay in its performance under this MSA due to any cause beyond its reasonable control, including act of war, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute, governmental act or failure of the Carrier or the Internet.

13.2. No Lease. This MSA is an agreement for services and Customer acknowledges and agrees that it has not been granted any real property interest in the Colocation Space or the Premises, and Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations or ordinances.

13.3. Confidentiality. Each party may disclose confidential information to the other party in connection with this MSA. Confidential information includes information which the recipient should reasonably understand as confidential in nature (“Confidential Information”). Confidential Information may only be used by the recipient in connection with its performance under this MSA. Confidential Information may not be disclosed except to those employees or contractors of the recipient with a need to know and who agree to be bound by this Section. If the recipient is legally compelled to disclose Confidential Information, they shall provide the disclosing party with notice of such requirement prior to disclosure (if permissible) so that the disclosing party may seek any appropriate remedy. Recipient will furnish only the Confidential Information that is legally required. Confidential Information excludes information that: (i) is or becomes generally available to the public through no wrongful act of the recipient; (ii) is received from a third party with the right to supply it; or (iii) is independently developed by the recipient. Upon request, the recipient will either return the Confidential Information or destroy it with written certification to the disclosing party.

13.4. Assignment. Neither party may assign this MSA without the prior consent of the other party, except as part of a merger, acquisition or financing. Any attempted assignment in violation of this Section 13.3 will be null and void. This MSA will bind and inure to the benefit of each party’s successors and permitted assigns. Successors and assigns shall assume the assignor’s obligations hereunder in a writing satisfactory to the non-assigning party.

13.5. Release of Landlord. If and to the extent that Switch’s underlying leases so require or contain indemnity obligations of Switch, Customer hereby agrees to release Switch’s landlord (and its agents, subcontractors and employees) from all liability relating to Customer’s access to the Colocation Area (and the Premises) and Customer’s use and/or occupancy of the Colocation Space.

13.6. Notices. Any notice or communication given hereunder may be delivered personally, by electronic mail, deposited with an overnight courier, sent by confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, to the address of the receiving party indicated on the Service Order, or at such other address as either party may provide to the other by notice. Notices will be deemed to have been delivered upon receipt.

13.7. No Waiver. No term or provision of this MSA shall be deemed waived and no breach or default shall be deemed excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. A consent to waiver of or excuse for a breach or default by either party, whether express or implied, shall not constitute a consent to, waiver of: or excuse for any different or subsequent breach or default.

13.8. Relationship of Parties. Switch and Customer are independent contractors and this MSA will not establish any relationship of partnership, joint venture, employment, franchise or agency between Switch and Customer. Neither Switch nor Customer will have the power to hind the other or incur obligations on the other’s behalf without the other’s prior written consent, except as otherwise expressly provided herein.

13.9. Choice of Law. This MSA shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the State of Nevada, excluding its conflict of law rules. The parties hereby consent to the exclusive personal and subject matter jurisdiction of the state and federal courts located in and for the County of Clark, Nevada.

13.10. Entire Agreement. This MSA, including all Switch policies referred to herein, represents the complete agreement and understanding of the parties with respect to the subject matter herein, and supersedes any other agreement or understanding, written or oral. This MSA may be modified only through a written instrument signed by both parties. In the event of a conflict between the provisions of this MSA and those of any Service Order or the SEA, unless specifically otherwise agreed, the provisions of this MSA shall prevail.

13.11. Severability. In the event any provision of this MSA is held by a court of other tribunal of competent jurisdiction to be unenforceable, that provision will be enforced to the maximum extent permissible under applicable law, and the other provisions of this MSA will remain in full force and effect.

13.12. Warranties. Both parties represent and warrant that they have full corporate power and authority to execute and deliver this MSA and to perform their obligations under this MSA and the person whose signature appears on the Service Order is authorized to enter into this MSA on behalf of the respective party. SWITCH SPECIFICALLY DISCLAIMS ANY AND ALL EXPRESS, IMPLIED OR STATUTORY WARRANTIES WITH RESPECT TO THE SERVICES AND THE PREMISES, INCLUDING THE IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, OF MERCHANTABILITY AND AGAINST INFRINGEMENT, SWITCH EXERCISES NO CONTROL WHATSOEVER OVER THE CONTENT OF THE INFORMATION PASSING THROUGH ITS NETWORK OR OVER THE INTERNET. USE OF ANY INFORMATION OBTAINED OVER THE SWITCH NETWORK OR THE INTERNET IS AT CUSTOMER’S OWN RISK.

13.13. Headings/Interpretation. Headings used in this MSA are for reference purposes only and in no way define, limit, or describe the scope or extent of such Section or in any way affect this MSA. The word “including” shall he read as “including without limitation.” No provision of this MSA or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other authority by reason of such party having or being deemed to have drafted such provision.

13.14. Survival. The provisions of Sections 3.4. 5.5, 6.5, 9, 10, 11 and 13 shall survive the expiration or termination of this MSA for any reason.

13.15. Counterparts. This MSA may be executed in counterparts with the same force and effect as if each party had executed the same instrument, provided that no signatory hereto shall he hound until both parties named below have duly executed or caused to he executed a counterpart of this MSA.

SWITCH COMMUNICATIONS GROUP, L.L.C.		MARIN SOFTWARE INCORPORATED

By:	/s/ Rob Roy	By:	/s/ Vinay Malkani
Name:	Rob Roy	Name:	Vinay Malkani
Title:	CEO, Founder	Title:	Director, Information Systems
Date:	August 3, 2009	Date:	July 6, 2009
Address:	7135 S. Decatur Blvd	Address:	123 Mission St., 25th Floor
	Las Vegas, NV 89118		San Francisco, CA 94105

Exhibit “A”

SERVICE LEVEL AGREEMENT

This Service Level Agreement is a part of the Agreement between Customer and Switch.

1.	Service Commitment

Switch is committed in its efforts to provide a reliable, high-quality network to support its high-speed Internet access service. As part of this commitment, Switch is pleased to offer eligible customers the following guarantees:

•	Network Availability Guarantee
•	Network Latency Guarantee
•	Packet Delivery Guarantee

If Switch fails to meet any of these guarantees, Switch will provide eligible customers with a Service Credit. A “Service Credit” is equal to the result of dividing (i) the Network Access Fees paid by Customer during the calendar month in which the Service Credit was earned by (ii) the number of hours in the same month. Service Credits may be provided as whole units or as fractional units (e.g. Customer could be entitled to “2.5” Service Credits in a given month).

2.	Measured Bandwidth Service Billing Methodology

The concept behind offering a usage based Internet product is simple: charge the customer for what they actually use. This product is ideal for those customers who either experience substantial swings in monthly usage or are anticipating growth. When traffic patterns will be unpredictable, the customer can have the security of having enough bandwidth to handle heavy use months, but also retain the flexibility to pay less when traffic declines.

Customer’s monthly burstable usage is determined by calculating the 95th percentile of data usage that is used over and above Customer’s contracted floor amount. As is with most data, Internet traffic has peak times throughout the clay. Actually, it has peak times within any measurement interval whether it be a day, an hour, or five minutes. Billing on the 95th percentile eliminates the top five percent (5%) of measurement peaks, and bills on the Mb level at the remaining highest measurement. The purpose for billing at the 95th percentile vs. actual peak utilization is to eliminate any abnormal peaks throughout the month.

Within the router, a counter that keeps track of all bytes passed through each interface, a PERL script using SNMP will poll each applicable customer interface every five minutes. At every five minute pass, the code will read the counter and compare the result against the previous reading. The difference between the two will be converted from byte counts to a data rate, polling this data every five minutes results in 8640 data records per month. These records are then sorted from high to low usage and the top 5% are discarded. The remaining data rate is then used to determine the billing level for the month. For example, out of 100 data points the top ten are:

100	34.2 Mb	97	34.08 Mb	94	33.91 Mb	91	33.66 Mb
99	4.18 Mb	96	4.02 Mb	93	33.84 Mb
98	34.11 Mb	95	33.98 Mb	92	33.70 Mb

Eliminating the top 5% leaves the data rate of 33.98Mb. This is the rate at which Switch Bandwidth / Switch will bill the customer for the month.

3.	Guarantees

Network Availability Guarantee

Switch Guarantees 99.99% Network availability in any calendar month as calculated from the ingress to and egress from the Switch Network.

If Customer experiences Network unavailability. Customer may receive Data Service Credits, calculated monthly as an aggregate of all Service unavailability events in accordance with the following parameters considered over a calendar month:

Service unavailable for less than 15 minutes:	No Service Credit

Service unavailable for more than 15 minutes and up to three (3) hours:	Three (3) hours credit

Service unavailable for more than three (3) and up to eight (8) hours:	Eight (8) hours credit

Service unavailable for more than eight (8) and up to 12 hours:	Twelve (12) hours credit

Service unavailable far more than 12 and up to 18 hours:	Eighteen (18) hours credo

Service unavailable for more than 18 and up to 24 hours:	Twenty-four (24) hours credit

Service unavailable for more than 24 hours:	Credit equal to number of hours unavailable

A credit will be given only for those outages that were reported to Switch at the time of the outage. An outage is measured from the time it is reported to the time it is resolved.

4.	Power Service Availability Guarantee

Switch Guarantees 100% power availability if the customer elects to deploy dual feed (A&B) power. Switch strongly recommends dual power and monitor-ready ATS and PDU’s be correctly deployed in every rack and cabinet to ensure 100% uptime. Customer UPS’s are not allowed to be used down-line from the Switch mission critical power system. Switch Operations must approve all power distribution systems deployed within customer space. All equipment must first be tested on house power prior to plugging into the Switch UPS receptacles.

If Customer experiences both A&B power unavailability, Customer may receive Power Service Credits in accordance with the following formula.

Service unavailable for less than 15 minutes:	Three (3) days credit

Service unavailable for more than 15 minutes and up to three (3) hours:	Six (6) days credit

Service unavailable for more than three (3) and up to eight (8) hours:	Nine (9) days credit

Service unavailable for more than eight (8) and up to 12 hours:	Twelve (12) days credit

Service unavailable for more than 12 and up to 18 hours:	Eighteen (18) days credit

Service unavailable for more than 18 and up to 24 hours:	Twenty-four (24)days credit

Service unavailable for more than 24 hours:	One Month credit

A credit will be given only for those interruptions that were reported to Switch at the time of the interruption. If Customer only has single-sided power, Customer will not receive power interruption credits. Should a client demand to only use single sided power, we can only guarantee 99% power uptime.

Customer must perform fail-over testing procedures at least twice each year to ensure customer owned and managed equipment will function properly in the unlikely event of a single sided power interruption. This is for the customer protection. Failure to perform this testing could result in forfeiture of power credits.

5.	Network Latency Guarantee

The Switch Network carries packets with an average Network Latency over a one-month period of less than 75 milliseconds. Switch monitors aggregate latency within the Switch Network by monitoring round trip times between a sample of backbone hubs on an ongoing basis. “Network Latency” (or “Round trip time”) is defined as the average time taken for an IP packet to make a round trip between specified backbone hubs on the Switch Network.

After Customer notifies Switch of Network Latency in excess of 75 milliseconds, Switch will use commercially reasonable efforts to determine the source of such excess Network Latency and to correct such problem to the extent that the source of the problem is on the Switch Network.

If Switch fails to remedy such Network Latency on the Switch Network within two (2) hours of being notified of any excess Network Latency and the average Network Latency for the preceding thirty (30) days has exceeded 75 milliseconds, Switch will issue a Service Credit to Customer’s account for the period from time of notification by Customer until the average Network Latency for the preceding thirty (30) days is less than 75 milliseconds.

6. Packet Delivery Guarantee

The Switch Network has an average monthly Packet loss of 0.1% (or successful delivery of 99.9% of packets). Switch monitors aggregate packet loss within the Switch Network on an ongoing basis and compiles the collected data into a monthly average packet loss measurement for the Switch Network “Packet loss” is defined as the percentage of packets that are dropped within the Switch Network.

After being notified by Customer of Packet Loss in excess of 0.1% in a given calendar month (“Excess Packet Loss”), Switch will use commercially reasonable efforts to determine the source of such excess Packet loss and to correct such problem to the extent that the source of the problem is on the Switch Network.

If Switch fails to remedy such Excess Packet Loss within two (2) hours of being notified of any Excess Packet Loss on the Switch Network and average Packet Loss for the preceding thirty (30) days exceeds 0.1%. Switch will issue Service Credits to Customer’s account for the period commencing at the time of receipt notification from Customer until the average Packet Loss for the preceding thirty (30) days is less than 0.1% provided that in no event shall the Service Credits exceed 100% of the Switch Network Access Fees for the calendar month in which the Excess Packet Loss occurs.

7.	Definitions

“Switch Network” means the telecommunications/data communications network and network components owned, operated and controlled by Switch. The Switch Network does not include any Customer Equipment or any networks or network equipment not operated and controlled by Switch.